As filed with the Securities and Exchange Commission on March 20, 1998

                                        Securities Act File No.
                                        Investment Company Act File No 811-06142
================================================================================
                      U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                ------------------
                                     FORM N-2

                              REGISTRATION STATEMENT
                         UNDER THE SECURITIES ACT OF 1933               <square>

                            Pre-Effective Amendment No.                 <square>

                           Post-Effective Amendment No.                 <square>
                                      and/or

                              REGISTRATION STATEMENT                    <square>
                     UNDER THE INVESTMENT COMPANY ACT OF 1940

                                 Amendment No. 10                  <checked-box>

                         (Check appropriate box or boxes.)
                                ------------------
                            THE JAPAN EQUITY FUND, INC.
                (Exact Name of Registrant as Specified in Charter)

                        c/o Daiwa Securities Trust Company
                                One Evertrust Plaza
                          Jersey City, New Jersey  07302
                     (Address of Principal Executive Offices)

        Registrant's Telephone Number, including Area Code: (201) 333-7300
                                ------------------
                                  Daniel F. Barry
                            The Japan Equity Fund, Inc.
                        c/o Daiwa Securities Trust Company
                                One Evertrust Plaza
                          Jersey City, New Jersey  07302
                      (Name and Address of Agent for Service)
                                ------------------
                                  WITH COPIES TO:

                           Leonard B. Mackey, Jr., Esq.
                                Rogers & Wells LLP
                                  200 Park Avenue
                             New York, New York  10166
                                  (212) 878-8000
                                ------------------

                               EXPLANATORY NOTE




This filing is made solely for the purpose of filing as an Exhibit the amendment to the By-Laws of The Japan Equity Fund, Inc.

                          PART C - OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

    (2)  Exhibits
       (a)  (1) -  Articles of Incorporation*
            (2) -  Articles of Amendment and Restatement***
       (b)  (1) -  Amended and Restated By-Laws******
            (2) -  Amendment to Amended and Restated By-Laws{<dagger><dagger>}
       (c)      -  Not applicable
       (d)  (1) -  Copies of instruments defining the rights of shareholders, including the relevant portions of the Articles of Amendment and Restatement and the Amended and Restated By-Laws of the Registrant{<dagger>}
            (2) -  Form of Subscription Certificate*******
            (3) -  Form of Notice of Guaranteed Delivery*******
            (4) -  Nominee Holder Oversubscription Exercise Form*******
            (5) -  Form of Certificate and Request for Additional Rights*******
            (6) -  Form of Subscription Agent Agreement*******
            (7) -  Information Agent Agreement*******
       (e)      -  Dividend Reinvestment and Cash Purchase Plan*****
       (f)      -  Not applicable
       (g)  (1) -  Form of Investment Management Agreement*****
            (2) -  Form of Investment Advisory Agreement*****
       (h)  (1) -  Form of Dealer Manager Agreement*******
            (2) -  Form of Soliciting Dealer Agreement*******
       (i)      -  Not applicable
       (j)  (1) -  Form of Custodial Services Agreement****
            (2) -  Form of Japanese Custody Contract*****
       (k)  (1) -  Form of Agreement for Stock Transfer Services****
            (2) -  Form of Administration Agreement***
       (l)  (1) -  Opinion and consent of Rogers & Wells*******
            (2) -  Opinion and consent of Piper & Marbury L.L.P.*******
            (3) -  Opinion and consent of Hamada & Matsumoto*******
       (m)      -  Not applicable
       (n)  (1) -  Consent of Price Waterhouse LLP*******
       (o)      -  Not applicable
       (p)      -  Not applicable
       (q)      -  Not applicable
       (r)      -  Not applicable

--------------
      * Filed as an exhibit to the Fund's Registration Statement on Form N-2 on July 23, 1990 (File Nos. 33-35932; 811-06142).
     ** Filed as an exhibit to Pre-Effective Amendment No. 1 to the Fund's
        Registration Statement on Form N-2 on May 6, 1991 (File Nos. 33-35932; 811-06142).
    *** Filed as an exhibit to Pre-Effective Amendment No. 2 to the Fund's
        Registration Statement on Form N-2 on April 6, 1992 (File Nos. 33-35932; 811-06142).
   **** Filed as an exhibit to Pre-Effective Amendment No. 3 to the Fund's
        Registration Statement on Form N-2 on June 5, 1992 (File Nos. 33-35932; 811-06142).
  ***** Filed as an exhibit to Pre-Effective Amendment No. 5 to the Fund's
        Registration Statement on Form N-2 on July 19, 1992 (File Nos. 33-35932; 811-06142).
 ****** Filed as an exhibit to Pre-Effective Amendment No. 7 to the Fund's
        Registration Statement on Form N-2 on April 25, 1994 (File Nos. 33-76466; 811-06142).

******* Filed as an exhibit to Pre-Effective Amendment No. 9 to the Fund's Registration Statement on Form N-2 on October 30, 1995 (File Nos. 33-96822; 811-06142).
{<dagger>} Reference is made to Articles II (Section 3), V, VI, VII, VIII,
        X, XI, and XII of the Registrant's Articles of Amendment and Restatement, previously filed as Exhibit (a)(2) to the Registration Statement; Articles I, IV, VII and VIII of the Amended and Restated By-Laws, previously filed as Exhibit (b) to the Registration Statement; and the Amendment to Amended and Restated By-Laws filed herewith.
{<dagger><dagger>} Filed herewith.

                                  SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 20th day of March, 1998.

                                    THE JAPAN EQUITY FUND, INC.


                                    By     /S/ DANIEL F. BARRY
                                        ______________________________
                                            Daniel F. Barry
                                            Vice President

                                 EXHIBIT INDEX


                                                                        Location of Exhibit
Exhibit                                                               in Sequential NUMBERING
NUMBER                           DESCRIPTION OFDOCUMENT                         SYSTEM

b(2)                Amendment to Amended and Restated By-Laws


            Article I of the Corporation's Bylaws be, and it hereby is, amended to add as Section 11 thereof the following:

      Section 11.  MATTERS TO BE ACTED ON AT STOCKHOLDERS MEETINGS

                  (a)   ANNUAL MEETINGS OF STOCKHOLDERS.

                        (1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only if made (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 11(a), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this
      Section 11(a).

                        (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause
      (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the secretary at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owners, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owners, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owners, if any, and (y) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owners, if any.

                        (3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by paragraph (a)(2) of this Section 11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

                  (b)   SPECIAL MEETINGS OF STOCKHOLDERS.

                        (1) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting.

                        (2) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who (x) has given timely notice thereof meeting the requirements of
      Section 11(b)(3), (y) is a stockholder of record at the time of giving of such notice, and (z) is entitled to vote at the meeting.

                        (3) To be timely, a stockholder's notice referred to in Section 11(b)(2) must have been delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice and the beneficial owners, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owners, if any, and (y) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owners, if any.

            Article I of the Corporation's Bylaws be, and it hereby is, amended to add the following sentence to the end of Section 8 thereof:

            The chairman of an annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of
      Section 11 of this Article I, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.